Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Podcastone, Inc. dated as of November 14, 2025 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

GALLOWAY CAPITAL PARTNERS, LLC

By:	/s/ Bruce Galloway
Name: Bruce Galloway
Title: Managing Member

/s/ Bruce Galloway
Bruce Galloway

Schedule 1

Purchases by the Reporting Persons

Date	Shares	Share Price

September 26, 2025	15,000	$1.81
October 17, 2025	19,300	$1.91
October 21, 2025	17,100	$1.93
October 23, 2025	9,300	$2.06
October 24, 2025	23,550	$2.16
October 31, 2025	13,200	$2.26
November 3, 2025	10,900	$2.17